BCSB BANKCORP, INC.


                       PRESS RELEASE
    FOR RELEASE THURSDAY, AUGUST 26, 1999 AT 4:00 P.M.

               For More Information Contact
                       David Meadows
               Baltimore County Savings Bank
                      (410) 256-5000

                    BCSB BANKCORP, INC.
                        ANNOUNCES
                STOCK REPURCHASE PROGRAM

     Baltimore, Maryland...

     BCSB Bankcorp, Inc. announced that it is commencing a stock repurchase program to acquire up to 320,124 shares of the Corporation's common stock, which represents approximately 5% of the Company's outstanding shares of common stock, in part to fund stock plans approved by the stockholders at a Special Meeting held on July 15, 1999. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Gary C. Loraditch, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within twelve months. Mr. Loraditch explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share book value, earnings and return on equity.

     According to Mr. Loraditch, the repurchase generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be the subject to the safe harbors created thereby. All forward-looking statements are based on values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.